EXHIBIT 10.3

NON-EXECUTIVE DIRECTOR COMPENSATION PROGRAM

Cash Compensation
Annual Retainer Fees
• Base annual retainer for all non-executive directors	$50,000
• Additional retainers:
➢ Lead Director and Audit Committee Chair	$25,000
➢ Other Audit Committee members	$5,000
➢ Compensation Committee and Nominating and Governance Committee Chairs	$10,000
➢ Other Compensation Committee and Nominating Committee members	$-0-

Board and Committee Meeting Fees
• Fees per in person Board meeting (in person or telephonic participation)	$3,000
• Fees per in person Committee meeting (in person or telephonic participation):
➢ Audit Committee
• Chairperson	$3,000
• Other member	$2,000

➢ Compensation Committee
• Chairperson	$2,500
• Other member	$2,000

➢ Nominating and Governance Committee
• Chairperson	$2,500
• Other member	$2,000
• Fees per telephonic Audit Committee meetings to review quarterly and annual SEC filings	$2,000
• All other telephonic Board and Committee meetings	$1,000

• Special committees or sub-committees meetings	As determined by Board

Equity Compensation

Upon Election to Board

•	90,000 non-qualified stock options

➢	Four-year vesting (quarterly after first year)

Annual Awards

•	Granted on calendar year schedule

•	Must have served on the Board for the entire previous quarter to receive a grant

•	30,000 non-qualified stock options (granted quarterly on the first day of each quarter)

➢	Immediate vesting

•	30,000 restricted shares (granted quarterly on the first day of each quarter)

➢	Immediate vesting

•	Options will be adjusted as determined by the Board for any stock dividends, combinations, splits, recapitalizations and the like

•	All options granted vest and become exercisable as of the effective date of a Change of Control (as defined in the 2006 Incentive Plan)

•	All options have terms of 10 years from date of grant

•	Vested option exercise period after termination of service on Board to be increased from 1 to 2 years

Effective July 1, 2008